Exhibit 10.2

Transition Services Agreement
This Transition Services Agreement (“Agreement”) is effective at 11:59 p.m. EST on February 24, 2017 (the “Effective Date”) by and between The Running Specialty Group Acquisitions 1, LLC, an Indiana limited liability company (“Company”), on the one hand, and The Finish Line, Inc., an Indiana corporation (“TFL”), The Finish Line USA, Inc., an Indiana corporation (“FLUSA”) and The Finish Line Distribution, Inc. (“FLDC”, TFL and FLUSA are each a “Service Provider” and collectively “Service Providers” and together with Company, the “Parties”).

Recitals
The Service Providers are willing to provide certain support and warehousing services to Company on the terms and conditions set forth herein.

Agreement
The Parties agree:

Article 1.	Transition Services

Section 1.1 Services. Subject to the terms and conditions of this Agreement, Company hereby engages each Service Provider, on a non-exclusive basis, to provide the services set forth on the attached Exhibit A as amended from time to time (the “Services”) on the terms set forth below during the Term of this Agreement. Each Service Provider is only responsible for providing the Services assigned to that Servicer Provider by TFL; provided that TFL hereby guarantees the performance by Service Provider of the Services and other obligations required under this Agreement.

Section 1.2 Change in the Scope of Services. The occurrence of (a) any event or transaction which significantly increases or decreases the size and/or nature of the operations of Company in a manner that affects the scope, manner, nature or quantity of the Services or (b) any change in any local, state or federal laws, rules or regulations that affects the scope, manner, nature or quantity of the Services shall be considered a change in the scope of services, and the affected Service Provider and Company shall promptly meet to negotiate and execute an equitable adjustment to the terms of this Agreement. Until the adjustment of terms in connection with such change is agreed upon by the affected Service Provider and Company in writing, the Service Provider has no obligation to provide any Services beyond the scope of services that was in effect under this Agreement prior to any change of the type described in either clause (a) or (b) of this Section 1.2.

Article 2.	Staff

Section 2.1 Service Provider Personnel. Each of the Service Providers shall provide the personnel required and appropriate to render the Services in accordance with the provisions of this Agreement. All personnel provided by a Service Provider pursuant to this Agreement shall be such Service Provider’s employees, contractors or agents, and in no event shall such personnel be deemed employees or agents of Company. The Service Providers may provide Services using a Service Providers’ permanent employees, contract employees or vendor employees as Service Provider shall deem appropriate for the work being performed.

Section 2.2 Policies and Procedures Regarding Service Providers’ Personnel. Service Provider shall maintain such personnel policies, procedures and other administrative functions for personnel required to render the Services as are generally utilized by the applicable Service Provider in its business. Service Providers shall have full control over and responsibility for the assignment and performance of employees providing the Services to Company and for the terms and conditions of employment of such employees including hiring, transferring, salary, wages, benefits, work, shift scheduling, disciplining and all other matters related to the terms and conditions of employment.

Section 2.3 Staffing. Service Providers shall make all staffing decisions necessary to perform the Services under this Agreement. Service Providers reserve the right to assign personnel to perform the Services, and to replace or reassign such personnel at any time with reasonable prior notice to Company.

Section 2.4 Company and Service Provider Representatives. Company shall, at all times when a Service Provider is providing the Services, designate a representative or representatives of Company available by either telephone, pager, or in person to receive communications from a Service Provider regarding the Services, as well as any other information. Company will vest its representative with sufficient responsibility and authority for necessary decisions or expenditures to facilitate the timely, responsible and effective rendering of the Services by a Service Provider in accordance with the provisions of this Agreement and Service Providers shall rely on Company’s representative having such responsibility and authority. Similarly, each Service Provider shall, at all times when Service Provider is providing the Services, designate a representative or representatives for such Service Provider available either by telephone, a pager or in person to receive communications from Company regarding the Services, as well as any other information. Each Service Provider will vest the Service Provider’s representative with sufficient responsibility and authority for necessary decisions or expenditures to facilitate the timely, responsible and effective rendering of the Services by a Service Provider in accordance with the provisions of this Agreement and Company shall rely on such Service Provider’s representative having such responsibility and authority.

Article 3.	Company’s Responsibilities

Section 3.1 Decisions of Company. Company will be responsible for making all decisions regarding whether to follow any recommendations made by a Service Provider in providing the Services. In the event that Company instructs a Service Provider that Company desires to follow any recommendation made by Service Provider, then the Service Provider shall use commercially reasonable efforts to implement such decision in accordance with Service Provider’s recommendation and Company’s instruction.

Section 3.2 Responsibilities of Company. The responsibilities and obligations of Company under and pursuant to this Agreement include, but are not limited to, the following:

(a)Legality and Liability of Transactions. The legality of all transactions with third parties will remain the responsibility of Company, except for transactions entered into as a direct result of decisions made solely by a Service Provider without Company’s knowledge. The Service Providers assume no responsibility for the performance either by third party suppliers of goods and services to Company or by Company under contracts or agreements, formal or informal, between Company and third parties. Each of the Service Providers and their affiliates assume no liability for the performance or quality of any product or service purchased on behalf of Company and Company shall have no recourse against any of Service Providers with regard to such products and services. Company shall retain all legal or equitable rights and remedies available to it as against any third party.

(b)Cooperation. The Company shall cooperate with Service Provider in connection with the performance of the Services hereunder, including producing on a timely basis all information that is reasonably requested with respect to the performance of Services, the provision of equipment, hardware or software not owned by the Company which may be required to appropriately render the Services, and the transition of Services at the end of the applicable Term or any extension thereof from Service Provider to the Company.

(c)Taxes and Interests. Company shall pay all taxes and interest related to or arising from transactions for which the Services are performed. In addition, Company shall be solely responsible for the payment of any taxes and duties based upon the facilities, assets, Services and/or products provided by a Service Provider.

Section 3.3 Access. A Service Provider shall provide the Services from Service Provider’s place of business. To the extent Company needs access to any facilities of a Service Provider in order to receive the Services, such Service Provider shall provide Company with reasonable access to its facilities for such purpose.

Article 4.	Service Fees and Payment

Section 4.1 Fees. The fees for the Services shall be as set forth on the attached Exhibit A, as amended from time to time (the “Fees”).

Section 4.2 Invoices. Commencing as of the month in which the Services commence and continuing with each calendar month thereafter during the Term (each, a “Billing Period”) with respect to which payment or reimbursement by Company is due under the terms of this Agreement, Service Providers shall send to Company an invoice for Services rendered or expenses incurred during the Billing Period. Company shall pay the applicable Service Provider any amount payable not later than thirty (30) days after the end of the Billing Period for which such amount is due.

Section 4.3 Disputed Charges. If Company fails to pay the amount payable within the thirty (30) day period, and a Service Provider provides written notice of such failure to pay, then if such failure to pay is not remedied within fifteen (15) days following such written notice, the Service Providers shall have the right to discontinue providing Services under this Agreement and shall be relieved of any further obligation to provide the Services until such failure to pay is cured; provided that if within the fifteen (15) day period, Company (i) gives the Service Providers written notice of a good faith dispute with respect to any amount due, (ii) describes the dispute in reasonable detail, and (iii) pays all undisputed amounts then due, Company shall not be considered in default of such disputed amount.

Article 5.	Term

Section 5.1 Term. This Agreement shall become effective on the Effective Date and shall continue in force for no more than one hundred twenty days (120) days (the “Term”); however, Company shall have a one-time option to extend the Term for an additional consecutive sixty (60) days in the event that Company’s secured lender requires the Company to extend the Term.

Article 6.	Termination

Section 6.1 Termination for Convenience. Company may terminate this Agreement at any time upon prior written notice to the Service Providers; provided, however, that Company shall remain liable for any Fees accrued but not yet paid prior to the discontinuation of the Services.

Section 6.2 Termination for Cause. During the term of the Agreement, if either a Service Provider or Company breaches any material obligation hereunder and such breach is not cured within ten (10) days after receipt by the breaching Party of written notice from the non-breaching Party of its occurrence, the non-breaching Party to the Agreement may immediately terminate this Agreement as to it and the breaching Party; provided, however, that Company shall remain liable for any Fees accrued but not yet paid to a Service Provider prior to the discontinuation of the Services.

Section 6.3 No Waiver of Other Rights or Remedies. The exercise of any right of termination under this Article 6 shall not constitute a waiver of any other rights or remedies available to the Party for violation of the terms of this Agreement under this Agreement or under applicable law.

Article 7.	Indemnification

Section 7.1 Indemnification by Company. Company agrees to indemnify, defend, and hold harmless each Service Provider from all claims, demands, actions, lawsuits, proceedings, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees), by reason of, or arising from any actual or alleged (i) acts or omissions of Company (including its officers, directors, employees, subcontractors or agents), (ii) performance or non-performance of Company’s obligations and responsibilities under this Agreement and (iii) violation of any law, rule, regulation or authority by Company (including its officers, directors, employees, or agents).

Section 7.2 Indemnification by Service Provider. Each Service Provider agrees to indemnify, defend, and hold harmless Company from all claims, demands, actions, lawsuits, proceedings, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees), by reason of, or arising from any actual or alleged (i) acts or omissions of Service Provider (including its officers, directors, employees, subcontractors or agents), (ii) performance or non-performance of Service Provider’s obligations and responsibilities under this Agreement and (iii) violation of any law, rule, regulation or authority by Service Provider (including its officers, directors, employees, or agents).

Section 7.3 Indemnification Procedures. The Party entitled to indemnification under this Article 7 (the “Indemnified Party”) shall reasonably and promptly, after the receipt of notice of any legal action or claim against such Indemnified Party in respect of which indemnification may be sought pursuant to this Article 7, notify the other Party (the “Indemnifying Party”) of such action or claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such action or claim if the Indemnified Party knowingly fails to notify the Indemnifying Party thereof in accordance with the provisions of this Article 7 in sufficient time to permit the Indemnifying Party to defend against such matter and to make a timely response thereto, including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable, or administrative process relating to the action or claim, but only in so far as such knowing failure to notify the Indemnifying Party has actually resulted in prejudice or damage to the Indemnifying Party. In case any such action or claim shall be made or brought against the Indemnified Party, the Indemnifying Party may, or if so requested by the Indemnified Party shall, assume the defense thereof with counsel of its selection reasonably acceptable to the Indemnified Party and which shall be reasonably competent and experienced to defend the Indemnified Party. In such circumstances, the Indemnified Party shall (i) at no costs or expense to the Indemnified Party, cooperate with the Indemnifying Party and provide the Indemnifying Party with such information and assistance as the Indemnifying Party shall reasonably request in connection with such action or claim and (ii) at its own expense, have the right to participate and be represented by counsel of its own choice in any such action or with respect to any such claim. If the Indemnifying Party assumes the defense of the relevant claim or action (i) the Indemnifying Party shall not be liable for any settlement thereof which is made without its consent and (ii) the Indemnifying Party shall control the settlement of such action or claim; provided, however, that the Indemnifying Party shall not conclude any settlement which requires any action or forbearance from action or payment or admission by the Indemnified Party or any of its affiliates without the prior written approval of the Indemnified Party. The obligations of an Indemnifying Party shall not extend to any loss, damage or expense of whatever kind or nature (including all related costs and expenses) to the extent the same results from the taking by the Indemnified Party of any action (unless required by law or applicable legal process) that prejudices the successful defense of the action or claim without, in any such case, the prior written consent of the Indemnifying Party (such consent not to be required in a case where the Indemnifying Party has not assumed the defense of the action or claim). The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities.

Article 8.	Records Retention

Section 8.1 General. During the Term of this Agreement and for not less than five (5) years thereafter, Company and Service Providers shall retain adequate books and records of all transactions arising under this Agreement, maintained in accordance with generally accepted standards of recordkeeping.

Section 8.2 Inspections. During ordinary business hours and with at least seventy-two (72) hours’ notice to a Service Provider, Company may inspect all documents, records, reports, books, files, procedures and other materials related to this Agreement.

Article 9.	Miscellaneous

Section 9.1 Relationship of the Parties. Company and Service Providers agree that Company and each Service Provider are independent contractors. Nothing herein shall be construed to place Company and a Service Provider in an employer-employee relationship or a relationship of partners or joint venturers and this Agreement does not make either Company or any Service Provider the agent or legal representative of the other for any purpose whatsoever. Company and Service Provider further agree that no representation shall be made by any Party that would create an apparent agency, employment, partnership or joint venture. Neither Company nor a Service Provider shall have the power, expressed or implied, to obligate or bind the other in any manner whatsoever.

Section 9.2 Transfer of Rights. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. This Agreement may not be assigned (including by operation of law) by any Party without the prior written consent of the other Party, and any purported assignment, unless so consented to, shall be void and without effect.

Section 9.3 Amendments; Waiver. Except as otherwise provided herein, this Agreement may not be modified or altered except by written instrument duly executed by all Parties. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by the Parties hereto. The provisions hereof may only be waived in writing by the Parties hereto. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

Section 9.4 Survival. The provisions of Article 7, Article 8, Article 9 and Company’s obligation to pay any Fees shall survive the termination of this Agreement for any reason.

Section 9.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, as follows:

If to Company, then to: The Running Specialty Group Acquisitions 1, LLC c/o Critical Point, LLC 1230 Rosecrans Avenue, Suite 170 Manhattan Beach, CA 90266 Attn: Matt Young	If to a Service Provider, then to: The Finish Line, Inc. 3308 North Mitthoeffer Road Indianapolis, Indiana 46235 Attn: President
With a copy to: Cypress LLP 11111 Santa Monica Boulevard, Suite 500 Los Angeles, CA 90025 Attention: Brent Bradley	With a copy to: Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, Indiana 46204 Attn: Joshua P. Hollingsworth

Section 9.6 Headings. Article and Section headings are for reference purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term, provision, covenant or restriction is invalid, void or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.8 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together constitute one and the same instrument.

Section 9.9 Governing Law and Venue. This Agreement and performance hereunder will be construed in accordance with the laws of the State of Indiana without regard to the principles of conflict of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the courts of the State of Indiana, County of Marion or the United States District Court for the Southern District of Indiana- Indianapolis Division, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any of the Parties anywhere in the world.

Section 9.10 Entire Agreement. This Agreement, including all attached Exhibits, is the complete and exclusive statement of agreement between the Parties regarding Services and supersedes all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement.

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This Transition Services Agreement is effective as of the date first set forth above.